As filed with the Securities and Exchange Commission on March 29, 2021

Registration No. 333-253626

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to the

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Intermedia Cloud Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	37-1837321
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 Mathilda Place, Suite 600

Sunnyvale, CA 94086

Telephone: (650) 641-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Gold

President and Chief Executive Officer

100 Mathilda Place, Suite 600

Sunnyvale, CA 94086

Telephone: (650) 641-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Robert M. Hayward, P.C. Alexander M. Schwartz Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 (312) 862-2000	Rezwan Pavri Allison Spinner Jeana S. Kim Wilson Sonsini Goodrich & Rosati P.C. 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Offering Amount(1)(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	14,081,632	$26.00	$366,122,432	$39,944(3)

(1)	Includes the aggregate offering price of shares of common stock subject to the underwriters’ option to purchase additional shares from the selling shareholder.
(2)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Previously paid in connection with the previous filings of this Registration Statement on February 26, 2021 and March 23, 2021.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-253626) of Intermedia Cloud Communications, Inc. is being filed for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 4. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, the preliminary prospectus constituting Part I of the Registration Statement has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee and the FINRA filing fee.

SEC registration fee	$39,944
FINRA filing fee	54,919
Nasdaq listing fee	250,000
Printing expenses	500,000
Legal fees and expenses	2,200,000
Accounting fees and expenses	1,800,000
Miscellaneous expenses	55,137

Total expenses	$4,900,000

Item 14.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws will provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Upon completion, of this offering we intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation or bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

We will maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers. The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the underwriters party thereto against certain liabilities arising under the Securities Act of 1933 or otherwise.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Since January 1, 2018, we have made sales of the following unregistered securities:

•	In December 2020, we issued a warrant to purchase 200,000 shares of Class B common stock with an aggregate purchase price of $1,152,000.

•

From January 1, 2018 through December 31, 2020, we granted to our directors, officers and employees stock options to purchase 770,616 shares of Class B common stock pursuant to our 2017 Stock Option Plan.

•

In April 2020, Ivy Parent issued the Class A Unit Warrant to NEC. Because such warrant may be exercised for shares of our common stock, the issuance of the Class A Unit Warrant may be deemed an issuance by us.

The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act of 1933 in reliance upon Section 4(a)(2) of the Securities Act of 1933, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the above securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were placed upon any stock certificates issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules.

(i)	Exhibits

Exhibit Number	Description

1.1	Form of Underwriting Agreement

3.1**	Form of Second Amended and Restated Certificate of Incorporation of Intermedia Cloud Communications, Inc., to be in effect upon the closing of this offering

3.2**	Amended and Restated Bylaws of Intermedia Cloud Communications, Inc., to be in effect upon the closing of this offering

4.1**	Form of Registration Rights Agreement

5.1	Opinion of Kirkland & Ellis LLP

10.1**	Amended and Restated Credit Agreement, dated July 19, 2018, by and among Intermedia Holdings, Inc., Intermedia.net, Inc., the other borrowers named therein, the lenders named therein, and Suntrust Bank, as administrative agent and swing line lender

10.2**	Amendment No. 1 to Amended and Restated Credit Agreement, dated July 24, 2018, by and among Intermedia Holdings, Inc., Intermedia.net, Inc., the other borrowers named therein, the lenders named therein, and Toronto Dominion (Texas) LLC, as administrative agent

10.3**	Amendment No. 2 to Amended and Restated Credit Agreement, dated July 31, 2020, by and among Intermedia Holdings, Inc., Intermedia.net, Inc., the other borrowers named therein, the lenders named therein, and Toronto Dominion (Texas) LLC, as administrative agent

10.4**	Amendment No. 3 to Amended and Restated Credit Agreement, dated February 18, 2021 by and among Intermedia Holdings, Inc., Intermedia.net, Inc., the other borrowers named therein, the lenders named therein, and Toronto Dominion (Texas) LLC, as administrative agent

10.5+**	Amended and Restated Employment Agreement, dated February 1, 2017, by and between Intermedia.net, Inc. and Michael J. Gold

10.6+**	Employment Offer Letter, dated December 3, 2018, from Intermedia.net, Inc. to Jason H. Veldhuis

10.7+**	Employment Offer Letter, dated July 20, 2007, from Intermedia.net, Inc. to Jonathan S. McCormick

10.8+	Form of First Amendment to Amended and Restated Employment Agreement by and between Intermedia.net, Inc. and Michael J. Gold

10.9+	Form of Addendum to Employment Offer Letter from Intermedia.net, Inc. to Jason H. Veldhuis

10.10+	Form of Addendum to Employment Offer Letter from Intermedia.net, Inc. to Jonathan S. McCormick

10.11+**	2017 Stock Option Plan

10.12+**	Form of Intermedia Cloud Communications, Inc. 2021 Long-Term Incentive Plan

10.13+**	Form of Intermedia Cloud Communications, Inc. 2021 Employee Stock Purchase Plan

10.14**	Form of Indemnification Agreement

10.15**	Form of Director Nomination Agreement

10.16+**	Senior Leader Annual Incentive Plan

16.1**	Letter from RSM US LLP to the Securities and Exchange Commission

Exhibit Number	Description

21.1**	List of subsidiaries of Intermedia Cloud Communications, Inc.

23.1**	Consent of Deloitte & Touche LLP

23.2**	Consent of RSM US LLP

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1**	Powers of attorney (included on signature page)

99.1**	Consent of Director Nominee

*	Indicates to be filed by amendment.
**	Indicates previously filed.
+	Indicates a management contract or compensatory plan or arrangement.

(ii)	Financial statement schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

2.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California, on March 29, 2021.

INTERMEDIA CLOUD COMMUNICATIONS, INC.

By:	/s/ Michael J. Gold
Name: Michael J. Gold
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Gold Michael J. Gold	President, Chief Executive Officer and Director (Principal Executive Officer)	March 29, 2021

/s/ Jason H. Veldhuis Jason H. Veldhuis	Chief Financial Officer (Principal Financial and Accounting Officer)	March 29, 2021

* Zaid F. Alsikafi	Director	March 29, 2021

* Brendan T. Barrett	Director	March 29, 2021

* Gerhard J. Bette	Director	March 29, 2021

* André A. Christensen	Director	March 29, 2021

* Philip J. Koen	Director	March 29, 2021

* James N. Perry Jr.	Director	March 29, 2021

*

The undersigned, by signing his name hereto, signs and executes this Amendment to the Registration Statement pursuant to the Powers of Attorney executed by the above named signatures and previously filed with the Securities and Exchange Commission on February 26, 2021.

/s/ Jeffrey S. Eisenberg
Jeffrey S. Eisenberg
Attorney-in-Fact